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                                                                       Exhibit 5

                  NON-COMPETITION AGREEMENT dated as of August 16, 1999 (this "AGREEMENT") between SMITHKLINE BEECHAM PLC, a public limited company organized under the laws of England ("SELLER"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("BUYER").

                  WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of Buyer and Seller under the Stock and Asset Purchase Agreement dated as of February 9, 1999 (the "PURCHASE AGREEMENT"), among Buyer, Seller and SmithKline Beecham Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of Seller ("SELLER SUBSIDIARY"), pursuant to which Seller shall cause Seller Subsidiary to sell to Buyer, and Buyer shall purchase from Seller Subsidiary, the Shares (capitalized words or phrases used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement; provided that for purposes of this Agreement neither Buyer nor any of its subsidiaries shall be considered an "Affiliate" of Seller) and shall sell to Buyer and shall cause the Seller Entities to sell to Buyer, and Buyer shall purchase from Seller and the Seller Entities, certain assets, and Buyer shall assume certain liabilities, all upon the terms and subject to the conditions set forth in the Purchase Agreement;

                  WHEREAS, Seller acknowledges that its agreements and covenants set forth herein are an integral part of the transactions between itself and Seller Subsidiary, on the one hand, and Buyer, on the other hand, and that but for such agreements and covenants, Buyer would not enter into such transactions;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

                                    ARTICLE I

                            COVENANTS OF THE PARTIES

                  SECTION 1.01. NON-COMPETITION. Seller covenants and agrees:

                  (a) For a period beginning on the Closing Date and ending on the fifth anniversary thereof (the "RESTRICTED PERIOD"), except to the extent permitted by paragraphs (b), (c), (d), (e) and (f) of this Section 1.01, without the prior written consent of Buyer, none of Seller or any of its controlled Affiliates shall, and Seller shall use commercially reasonable efforts to cause each of its other Affiliates not to, engage, directly or indirectly, in any business anywhere in the world that provides Clinical Laboratory

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Services, or, directly or indirectly, own an interest in, manage, operate, control, or otherwise, directly or indirectly, engage in the ownership, management, operation or control of, any Person that provides Clinical Laboratory Services. For purposes of this Section 1.01, "Clinical Laboratory Services" means clinical laboratory, anatomic pathology or other diagnostics testing services (including, without limitation, routine and esoteric clinical laboratory services (including genetics testing), clinical laboratory services involved with clinical trials, point-of-care testing, clinical laboratory services involving corporate healthcare and services involved with managing hospital laboratories) and information services or providing to any unaffiliated Person, in any manner, directly or indirectly, data or information programs, services or products which substantially consists of laboratory data unless (i) the utility of the program, service or product, from the point of view of a reasonable user of such program, service or product, has been materially enhanced by the inclusion of data sourced from Seller, its Affiliates or any Third Party and (ii) such program, service or product does not include laboratory data directly provided by Buyer, IX Company or their Affiliates.

                  (b) Notwithstanding the provisions of Section 1.01(a), ownership of securities (i) having no more than five percent of the outstanding voting power of any Person that provides Clinical Laboratory Services which is listed on any national securities exchange or traded actively in the national over-the-counter market or (ii) having less than twenty percent of the outstanding voting power of any Person that is not publicly traded and has annual revenues, together with its Affiliates, of less than $10 million from provision of Clinical Laboratory Services shall not be deemed to be in violation of Section 1.01(a).

                  (c) Notwithstanding the provisions of Section 1.01(a), ownership by any employee benefit plan of Seller or its Affiliates in any diversified index, mutual or pension fund managed by an independent investment advisor, which fund in turn holds, directly or indirectly, securities in a Person that provides Clinical Laboratory Services shall not be deemed a violation of Section 1.01(a).

                  (d) Seller shall not be deemed to be in violation of Section 1.01(a) if during the Restricted Period Seller or any of its Affiliates acquires, or Seller is acquired by, any diversified business that provides Clinical Laboratory Services to non-affiliated Persons as long as (i) the percentage of revenues of such business attributable to the provision of Clinical Laboratory Services to non-affiliated Persons during the preceding fiscal year represents less than 50% of such business' total revenues during such period (based on such Person's latest financial statements) and (ii) if, during the fiscal year preceding such acquisition, or any fiscal year during the Restricted Period, the revenues attributable to the provision by Seller or any of its Affiliates or any such Person (other than Buyer or any of its Affiliates) of Clinical Laboratories Services to non-affiliated Persons exceed $50 million, Seller promptly after the end of such fiscal year, notifies Buyer of such occurrence and promptly, and in any event, within 18 months thereafter, ceases (and all Affiliates of Seller (other than Buyer or any of its Affiliates) cease) providing such Clinical Laboratory Services, either by selling the business or assets generating such revenues to a third party or otherwise.

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                  (e) (i) In connection with a Participation Agreement dated as of August __, 1999 between Seller and Buyer (the "PARTICIPATION AGREEMENT"), in connection with the Closing under the Purchase Agreement, Seller has agreed to organize a company ("IX COMPANY") which, at the time of formation of IX Company (the "FORMATION DATE"), will be an Affiliate of Seller. For the purpose of this Agreement, (A) provided that IX Company shall not perform clinical laboratory testing, IX Company shall be deemed not to be an Affiliate of Seller or any of its Affiliates, regardless of the percentage of ownership of IX Company held by Seller or its Affiliates at any time, and (B) for the period ending on the one-year anniversary of the date hereof, Seller's operation of any businesses that are contributed to IX Company by Seller or an Affiliate of Seller pursuant to the terms and conditions of the Participation Agreement and are described in
Section 3.01(a) thereof shall not be deemed to be in violation of Section
1.01(a).

                  (ii) The receipt by IX Company of consideration of any type whatsoever received by IX Company or its Affiliates from the sale of its equity securities, assets or programs, services and products shall not violate this Agreement to the extent that the receipt of such consideration is permitted under the terms of the Participation Agreement.

                  (f) Notwithstanding the provisions of Section 1.01(a), this
Section 1.01 shall not prohibit any of Seller and its Affiliates from (i) owning equity interests in Healtheon Corporation, a Delaware corporation (to the extent owned on the date hereof), diaDexus, LLC, a Delaware limited liability company ("DIADEXUS") (to the extent owned on the date hereof and any additional investment that would not result in an increase in Seller's percentage equity interest), and Careside, Inc., a Delaware corporation (not to exceed 10% of its outstanding voting capital stock); (ii) conducting or having conducted on its behalf the Studies (as such term is defined in the Clinical Trials Agreement), assays and other Clinical Laboratory Services involving clinical trials which Seller is permitted to conduct itself or have conducted on its behalf without violating Section II of the Clinical Trials Agreement; (iii) subject to Section
7.09 of the Purchase Agreement, owning and operating all or any part of the Non-U.S. Clinical Laboratories Business in the event and to the extent that, pursuant to Section 7.09 of the Purchase Agreement, Buyer does not purchase all the Other Assets, including without limitation the Clinical Trials Business;
(iv) performing their obligations in accordance with the Collaboration and License Agreement with Incyte, Inc. and diaDexus dated September 2, 1997; (v) developing, using, manufacturing and selling or otherwise distributing diagnostic tests for screening patients for appropriate pharmaceutical and/or vaccine products which are and/or will be manufactured by or for Seller or its Affiliates; PROVIDED that the exception included in this clause (v) is for the limited purpose of enhancing the marketability of Seller's and its Affiliates' pharmaceutical and vaccine products and is not otherwise intended to diminish
Section 1.01 (E.G., neither Seller nor any of its Affiliates shall perform clinical laboratory testing pursuant to the exception afforded by this clause
(v)); (vi) providing information products or services in any country (other than the United States of America) in which Quest Diagnostics does not market and sell competitive

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information products or services on a commercial basis (provided that neither
Seller nor any of its Affiliates shall perform clinical laboratory testing pursuant to the exception afforded by this clause (vi)); (vii) continuing to own, directly or indirectly, Seller's interest in the Mexican Joint Venture pursuant to a separate letter agreement, dated as of the date hereof, so long as the Mexican Joint Venture does not perform Clinical Laboratory Services on specimens originating from outside Mexico; (viii) developing disease management, outcomes research and other similar applications and pharmaceutical or disease state identification or education products or services, or providing or delivering to third parties or Seller or its Affiliates such products or services which relate to any disease state category for which Seller or any of its Affiliates is developing, marketing, co-marketing, distributing or selling a pharmaceutical or vaccine product; PROVIDED, HOWEVER, that none of the foregoing shall include the performance of clinical laboratory testing by or on behalf of Seller or any of its Affiliates; (ix) owning equity interests in any Person in an amount of up to $5,000,000 with respect to each individual investment so long as Seller and its Affiliates do not own more than 20% of the outstanding equity of such Person; (x) from the date of the Closing until the six-month anniversary of the Formation Date, engaging in any activity in furtherance of the formation of IX Company; (xi) receiving, by distribution or otherwise, any property from IX Company which was initially acquired by IX Company in a manner permitted by the terms of the Participation Agreement; (xii) receiving consideration of any type whatsoever in exchange for equity securities of IX Company or all or substantially all the assets of IX Company provided that the transaction or transactions in which such consideration was received is permitted under the terms of the Participation Agreement; and (xiii) providing information products and services that include laboratory data to the extent permitted by the Category One Data Access Agreement, dated as of the date hereof, between Buyer and Seller, or the Category Three Data Access Agreement, dated as of the date hereof, between Buyer and Seller, and, in the case of the Category Three Data Access Agreement, only until the Closing Date.

                  (g) The Restricted Period shall be extended by the length of any period during which Seller is in material breach of the terms of this
Section 1.01. Any extension shall be for the judicially determined period of such breach or as the parties shall mutually agree.

                  (h) Seller acknowledges that the covenants of Seller set forth in this Section 1.01 are an essential element of the transactions contemplated by the Purchase Agreement and that, but for the agreement of Seller to comply with these covenants, Buyer would not have entered into the Purchase Agreement. Seller has independently consulted with its U.S. counsel and after such consultation agrees that the covenants set forth in this Section 1.01 are reasonable and proper.

                  SECTION 1.02. PAYMENT BY BUYER. Buyer covenants and agrees, at the Closing, to deliver to an account designated by Seller by wire transfer in immediately available funds $20,000,000.

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                  SECTION 1.03. CERTIFICATE SHOWING EXEMPTION FROM WITHHOLDING.
Seller shall deliver to Buyer duly completed and properly executed Internal Revenue Service Forms 1001 and W-8BEN certifying that (i) Seller is the beneficial owner of the payment referred to in Section 1.02, (ii) Seller is qualified for benefits under the provisions of the Income Tax Treaty between the United States and the United Kingdom and (iii) the payment referred to in
Section 1.02 is exempt from U.S. withholding tax.

                  SECTION 1.04. REMEDIES.

                  (a) In the event that this Agreement or any portion hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area or range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

                  (b) Seller recognizes and acknowledges that in the event of Seller's failure to comply with any of the covenants contained in this Agreement, it may be impossible to measure in money the damages to Buyer or its successor and that in the event of such failure, Buyer or its successors may not have an adequate remedy at law. It is therefore agreed that Buyer or its successor, in addition to any other rights or remedies which it may have, shall be entitled to immediate injunctive relief to enforce such covenants, and that if any action or proceeding is brought in equity to enforce the same, Seller shall not urge, as a defense, that there is an adequate remedy at law.

                  (c) Seller agrees that the payment set forth in Section 1.02 shall not be used as evidence in determining the amount of monetary damages owing to Buyer resulting from a breach of Section 1.01.

                                   ARTICLE II

                               GENERAL PROVISIONS

                  SECTION 2.01. INTERPRETATION. (a) The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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                  (c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

                  SECTION 2.02. AMENDMENTS. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

                  SECTION 2.03. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Seller or Buyer (except by operation of law in connection with a merger, or sale of substantially all the assets, of Seller or Buyer). Any attempted assignment in violation of this Section 2.03 shall be void.

                  SECTION 2.04. NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 2.05. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

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                  (i)      if to Buyer,

                           Quest Diagnostics Incorporated
                           One Malcolm Avenue
                           Teterboro, NJ  07608
                           Attention:  Raymond C. Marier

         with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Attention:  Clare O'Brien; and

                  (ii)     if to Seller or Seller Subsidiary,

                           SmithKline Beecham plc
                           One New Horizons Court
                           Middlesex, TW8 9EP
                           Brentford England
                           Attention:  General Counsel

         with copies to:

                           SmithKline Beecham Corporation
                           One Franklin Plaza
                           Philadelphia, PA  19102
                           Attention:  U.S. General Counsel; and

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York  10019
                           Attention: Susan Webster

                  SECTION 2.06. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

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                  SECTION 2.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 2.07; PROVIDED that receipt of copies of such counterparts is confirmed.

                  SECTION 2.08. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

                  SECTION 2.09. CONSENT TO JURISDICTION. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Federal court for the Southern District of New York and (b) any New York state court located in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of Buyer and Seller agrees to commence any action, suit or proceeding relating hereto either in a Federal Court for the Southern District of New York or in any such New York state court. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 2.09. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Federal court for the Southern District of New York or (ii) any New York state court located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 2.10. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 2.10.

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                  SECTION 2.11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 2.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations law.

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                             QUEST DIAGNOSTICS INCORPORATED


                                             By: /s/ Kenneth W. Freeman
                                                 Name: Kenneth W. Freeman
                                                 Title: Chief Executive Officer


                                             SMITHKLINE BEECHAM PLC


                                             By: /s/ Donald F. Parman
                                                 Name: Donald F. Parman
                                                 Title: Authorized Signatory